For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2016 FINANCIAL RESULTS

Richmond, VA, February 8, 2017 --- Markel Corporation (NYSE: MKL) reported book value per common share outstanding of $606.30 at December 31, 2016, up 8% from $561.23 at December 31, 2015. Over the five-year period ended December 31, 2016, the compound annual growth in book value per common share outstanding was 11%. Comprehensive income to shareholders was $667.0 million for the year ended December 31, 2016 compared to $232.7 million in 2015. The combined ratio was 92% in 2016 compared to 89% in 2015. Diluted net income per share was $31.27 for the year ended December 31, 2016 compared to $41.74 in 2015.

Alan I. Kirshner, Executive Chairman, commented, "Growth in book value per share in 2016 reflected strong results from all three of our operating engines. Our underwriting results were solid. We are seeing positive momentum in the investment portfolio, driven by favorable movements in the equity markets. We had a record year at Markel Ventures with double-digit growth in revenues. Despite a competitive market, we believe these results demonstrate our commitment to underwriting discipline and to building long-term shareholder value."

The following tables present selected financial data from 2016 and 2015.

	Years Ended December 31,
(in thousands, except per share amounts)	2016	2015
Net income to shareholders	$455,689	$582,772
Comprehensive income to shareholders	$667,047	$232,723
Weighted average diluted shares	14,078	14,061
Diluted net income per share	$31.27	$41.74

(in thousands, except per share amounts)	December 31, 2016	December 31, 2015
Book value per common share outstanding	$606.30	$561.23
Common shares outstanding	13,955	13,959

Comprehensive income to shareholders for 2016 was $667.0 million compared to $232.7 million in 2015. The increase was due to an increase in net unrealized gains on investments, net of taxes, of $242.2 million in 2016 compared to a decrease in net unrealized gains on investments, net of taxes, of $320.5 million in 2015, partially offset by lower net income to shareholders in 2016 compared to 2015. The increase in net unrealized gains on investments, net of taxes, in 2016 was attributable to an increase in the fair value of our equity portfolio as of December 31, 2016 compared to December 31, 2015. Net income to shareholders was $455.7 million in 2016 and $582.8 million in 2015. The decrease in net income to shareholders and diluted net income per share during 2016 was driven by less favorable underwriting results, a loss on early extinguishment of debt and lower net realized investment gains, partially offset by more favorable results within our non-insurance operations in 2016 compared to 2015.

Underwriting Results

Consolidated

	Combined Ratio Analysis
	Years Ended December 31,
	2016	2015
U.S. Insurance	93%	89%
International Insurance	94%	86%
Reinsurance	87%	90%
Consolidated	92%	89%

The consolidated combined ratio was 92% in 2016 compared to 89% in 2015. The increase in the consolidated combined ratio was driven by less favorable development on prior years' loss reserves in 2016 compared to 2015.

The 2016 consolidated current accident year loss ratio included $22.1 million of underwriting loss related to the Canadian wildfires that occurred in the second quarter and $46.6 million of underwriting loss related to Hurricane Matthew, which occurred in the fourth quarter. Together, these losses represented two points on the consolidated combined ratio. The impact of these losses on the 2016 consolidated current accident year loss ratio was more than offset by a decrease in management's best estimate of ultimate loss ratios on various product lines in 2016, due in part to lower attritional losses in all three of our ongoing underwriting segments. Additionally, following the completion of two retroactive reinsurance transactions in 2015, we have less variability in our consolidated loss reserves. Management also continues to gain confidence in the actuarial projections on product lines previously written by Alterra Capital Holdings Limited, which we acquired in 2013. As a result, management’s best estimate of the ultimate loss ratios on various product lines across all three of our ongoing underwriting segments has decreased compared to 2015. We continue to maintain a consolidated confidence level in a range consistent with our historic levels.

The 2016 combined ratio included $505.2 million of favorable development on prior years' loss reserves compared to $627.8 million in 2015. In 2016, redundancies on prior years' loss reserves in our U.S. Insurance segment included $71.2 million, or two points on the consolidated combined ratio, of adverse development on our medical malpractice and specified medical product lines. Redundancies on prior years' loss reserves in 2015 included $82.7 million, or two points on the 2015 consolidated combined ratio, of favorable development attributable to a decrease in the estimated volatility of our consolidated net reserves for unpaid losses and loss adjustment expenses, as a result of ceding a significant portion of our asbestos and environmental (A&E) exposures to a third party. As a result of this decrease in estimated volatility, our level of confidence in our net reserves for unpaid losses and loss adjustment expenses increased. Therefore, management reduced prior years' loss reserves in order to maintain a consolidated confidence level in a range consistent with our historic levels. This reduction in prior years' loss reserves during 2015 occurred in all three of our ongoing underwriting segments. The decrease in prior year redundancies in 2016 was also attributable to less favorable development on prior years' loss reserves in our International Insurance segment.

U.S. Insurance Segment

The combined ratio for the U.S. Insurance segment for 2016 was 93% compared to 89% in 2015. The increase in the 2016 combined ratio was due to less favorable development of prior years' loss reserves. The current accident year loss ratio was flat compared to 2015. The current accident year loss ratio included $18.4 million of underwriting loss, or one point on the segment combined ratio, related to Hurricane Matthew. We also experienced higher attritional losses on certain product lines in 2016 compared to 2015, primarily our medical malpractice and specified medical lines. These losses were offset by lower attritional losses on other product lines, primarily our general liability lines, and a favorable impact resulting from a decrease in management's best estimate of ultimate loss ratios on various product lines, as previously discussed. The U.S. Insurance segment's 2016 combined ratio included $204.9 million of favorable development on prior years' loss reserves compared to $299.0 million of favorable development in 2015. The decrease in prior year redundancies in 2016 was driven by adverse development on our medical malpractice and specified medical product lines in 2016, which totaled $71.2 million or three points on the segment combined ratio, and less favorable development on our property product lines in 2016 compared to 2015. Additionally, redundancies on prior years' loss reserves in 2015 included $35.2 million, or two points on the segment combined ratio, attributable to the decrease in the volatility of our consolidated net reserves for unpaid losses and loss adjustment expenses, as previously discussed. The favorable development on prior years' loss reserves in 2016 was most significant on our general liability, workers' compensation, property and non-medical professional liability product lines. In 2015, favorable development on prior years' loss reserves was most significant on our general liability product line and on our brokerage property and workers' compensation product lines.

International Insurance Segment

The combined ratio for the International Insurance segment was 94% for 2016 compared to 86% for 2015. The increase in the 2016 combined ratio was driven by less favorable development of prior years' loss reserves and a higher expense ratio, partially offset by a lower current accident year loss ratio. The 2016 current accident year loss ratio included $12.0 million, or one point on the segment combined ratio, of underwriting loss related to Hurricane Matthew. We also experienced higher attritional and large losses on our marine and energy product lines in 2016. The impact of these losses on the 2016 current accident year loss ratio was more than offset by lower attritional losses in our general liability product lines in 2016 compared to 2015 and a decrease in management's best estimate of ultimate loss ratios on various product lines in 2016, as previously discussed. The International Insurance segment's 2016 combined ratio included $164.7 million of favorable development on prior years' loss reserves compared to $248.8 million of favorable development in 2015. The decrease in loss reserve redundancies in 2016 compared to 2015 was driven by less favorable development on our marine and energy and general liability product lines in 2016. Additionally, redundancies on prior years' loss reserves in 2015 included $32.3 million, or four points on the 2015 segment combined ratio, attributable to the decrease in the volatility of our consolidated net reserves for unpaid losses and loss adjustment expenses, as previously discussed. In both 2015 and 2016, favorable development on prior years' loss reserves occurred across several product lines, but was most significant on our marine and energy, general liability and professional liability product lines. The increase in the expense ratio was attributable to higher broker commissions in 2016 and the write off of previously capitalized software development costs in 2016. These increases were partially offset by lower profit sharing costs in 2016 compared to 2015.

Reinsurance Segment

The combined ratio for the Reinsurance segment was 87% for 2016 compared to 90% for 2015. The decrease in the 2016 combined ratio was driven by more favorable development on prior years’ loss reserves and a lower current accident year loss ratio, partially offset by a higher expense ratio compared to 2015. The 2016 current accident year loss ratio included $18.7 million, or two points on the segment combined ratio, of underwriting loss related to the Canadian wildfires and $16.2 million, or two points on the segment combined ratio, of underwriting loss related to Hurricane Matthew. The impact of these losses on the 2016 current accident year loss ratio was more than offset by lower attritional losses and a decrease in management's best estimate of ultimate loss ratios on various product lines, as previously discussed. The Reinsurance segment's 2016 combined ratio included $125.5 million of favorable development on prior years' loss reserves compared to $97.9 million in 2015. The increase in loss reserve redundancies in 2016 compared to 2015 was driven by more favorable development on our property product lines. Favorable development on prior years' loss reserves during 2016 was most significant on our property and marine and energy product lines. In 2015, favorable development on prior years' loss reserves was most significant on our casualty and property product lines. Redundancies on prior years' loss reserves in 2015 also included $15.2 million, or two points on the 2015 segment combined ratio, attributable to the decrease in the volatility of our consolidated net reserves for unpaid losses and loss adjustment expenses, as previously discussed. The increase in the expense ratio was primarily due to higher profit sharing expenses and broker commissions in 2016 compared to 2015.

Other Insurance (Discontinued Lines) Segment

The Other Insurance (Discontinued Lines) segment produced an underwriting profit of $9.8 million in 2016 compared to an underwriting loss of $20.4 million in 2015. The underwriting profit in 2016 was driven by a commutation that was completed during the period. The underwriting loss in 2015 was due in part to a $10.1 million underwriting loss on a retroactive reinsurance transaction through which we ceded a significant portion of our A&E exposures to a third party. Following the transaction, we increased prior years' loss reserves on our remaining A&E claims by $15.0 million in 2015. Without the diversification of a larger portfolio of loss reserves, there is greater uncertainty around the potential outcomes of the remaining claims, and management strengthened reserves accordingly.

Premiums and Net Retentions

	Premium Analysis
	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2016	2015	2016	2015
U.S. Insurance	$2,635,266	$2,504,096	$2,175,332	$2,105,212
International Insurance	1,119,815	1,164,866	853,512	879,426
Reinsurance	1,041,055	965,374	836,264	838,543
Other Insurance (Discontinued Lines)	509	(1,424)	762	351
Total	$4,796,645	$4,632,912	$3,865,870	$3,823,532

Gross Premium Volume

Gross premium volume increased 4% in 2016 compared to 2015. The increase in gross premium volume was attributable to the U.S. Insurance and Reinsurance segments, partially offset by lower gross premium volume in our International Insurance segment.

Gross premium volume in our U.S. Insurance segment increased 5% in 2016 compared to 2015. The increase in gross premium volume was driven by higher premium volumes, primarily within our general liability and personal lines of business. The increase was also attributable to an additional week of gross premium volume during the first quarter of 2016 compared to the same period of 2015 based on differences in the timing of our underwriting systems closings. The timing of our underwriting systems closings has a negligible impact on our premium earnings as premiums are earned over the policy period.

Gross premium volume in our International Insurance segment decreased 4% in 2016 compared to 2015. The decrease in gross premium volume was primarily due to an unfavorable impact from foreign currency exchange rate movements, as well as lower premium volume within our marine and energy product lines.

Gross premium volume in our Reinsurance segment increased 8% in 2016 compared to 2015. The increase in gross premium volume was driven by our general liability and property lines, due to new business and a favorable impact from the timing of renewals on multi-year contracts in 2016 compared to 2015. These increases were partially offset by lower gross premium volume within our auto, professional liability and credit and surety product lines.

We have seen small price decreases across many of our product lines during 2016, especially in our international business across most of our property product lines, as well as on our marine and energy lines. Our large account business is also subject to more pricing pressure. Competition remains strong in the reinsurance market, however the rate of price decline has slowed and in a few cases stabilized. Despite current conditions, we continue to see pricing margins in most reinsurance lines of business. When we believe the prevailing market price will not support our underwriting profit targets, the business is not written. As a result of our underwriting discipline, gross premium volume may vary when we alter our product offerings to maintain or improve underwriting profitability.

Net Retention

Net retention of gross premium volume was 83% in 2016 and 82% in 2015. Retention increased in all three of our ongoing underwriting segments in 2016 compared to 2015. These increases were largely due to changes in mix of business. We purchase reinsurance and retrocessional reinsurance in order to manage our net retention on individual risks and enable us to write policies with sufficient limits to meet policyholder needs.

Earned Premiums

Earned premiums increased 1% in 2016 compared to 2015. The increase in earned premiums was attributable to higher earned premiums in our U.S. Insurance segment, which more than offset lower earned premiums in our International Insurance segment. The increase in earned premiums in our U.S. Insurance segment was primarily due to the increases in gross premium volume as described above. The decrease in earned premiums in our International Insurance segment was primarily due to an unfavorable impact from movements in foreign currency exchange rates. Additionally, higher earned premiums in our professional liability product lines were offset by lower earned premiums in our marine and energy product lines within the International Insurance segment.

Investing Results

Net investment income for 2016 was $373.2 million compared to $353.2 million in 2015. Net investment income in 2016 included higher interest income on our fixed maturity portfolio compared to 2015 primarily due to increased holdings of fixed maturity securities. An increase in short-term investment income, driven by higher short-term interest rates, was largely offset by lower dividend income in 2016 compared to 2015 resulting from sales of equity securities.

Net realized investment gains for 2016 were $65.1 million compared to $106.5 million in 2015. Net realized investment gains for 2016 were net of $18.4 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $44.5 million of write downs in 2015. The 2016 and 2015 write downs were all attributable to equity securities. Net realized gains from the sale of equity securities in 2016 were $63.2 million compared to $155.8 million in 2015. During 2015 and 2016, we liquidated certain equity securities in our portfolio in light of our outlook on the economic and competitive environment facing those companies.

Markel Ventures Operations

The results of Markel Ventures, a diverse portfolio of industrial and service companies in which we have a controlling interest, are included in other revenues and other expenses. In 2016, other revenues from our Markel Ventures operations were $1.2 billion compared to $1.0 billion in 2015. Other expenses from our Markel Ventures operations were $1.1 billion in 2016 compared to $978.1 million in 2015. Net income to shareholders from our Markel Ventures operations was $56.2 million in 2016 compared to $11.0 million in 2015 and earnings before interest, income taxes, depreciation and amortization (EBITDA) was $165.1 million in 2016 compared to $91.3 million in 2015. See below for a reconciliation of net income to shareholders to Markel Ventures EBITDA.

The increase in revenues from our Markel Ventures operations in 2016 compared to 2015 was primarily due to the acquisition of CapTech in December 2015 and to higher sales volume from one of our transportation-related manufacturing businesses.

Net income to shareholders and EBITDA from our Markel Ventures operations in 2016 and 2015 were impacted by increases in our estimates of contingent consideration obligations and goodwill impairment charges. During 2016, operating expenses for our non-manufacturing operations included $10.3 million as a result of an increase in our estimate of the contingent consideration obligation related to the acquisition of CapTech. A portion of the purchase consideration for CapTech is based on post-acquisition earnings through 2018, as defined in the purchase agreement. During 2016, our estimate of CapTech's earnings increased beyond our initial projection. As of December 31, 2016, the fair value of our outstanding contingent consideration was $16.2 million, which is based on the maximum amount payable under the purchase agreement and is payable over the next three years. During 2015, operating expenses for our manufacturing operations included $31.2 million as a result of an increase in our estimate of the contingent consideration obligation related to the July 2014 acquisition of Cottrell. This obligation was paid in full during 2016. Net income to shareholders and EBITDA in our manufacturing operations were net of an $18.7 million goodwill impairment charge in the fourth quarter of 2016 related to one of our manufacturing reporting units. Net income to shareholders and EBITDA in our non-manufacturing operations were net of a $14.9 million goodwill impairment charge in the fourth quarter of 2015 related to one of our healthcare reporting units.

Net income to shareholders and EBITDA from our Markel Ventures operations also increased in 2016 compared to 2015 due to higher sales volumes in one of our transportation-related manufacturing businesses, improved results across our non-manufacturing businesses and the contribution of earnings from CapTech, which were partially offset by the impact of the contingent consideration adjustment previously discussed.

Interest Expense, Loss on Early Extinguishment of Debt and Income Taxes

Interest Expense and Loss on Early Extinguishment of Debt

Interest expense for 2016 was $129.9 million compared to $118.3 million in 2015. The increase in interest expense was due to interest expense associated with our 5.0% unsecured senior notes which were issued in the second quarter of 2016, partially offset by the partial purchase of our 7.125% unsecured senior notes and our 7.35% unsecured senior notes in the second quarter of 2016.

In the second quarter of 2016, we issued $500 million of 5.0% unsecured senior notes due April 5, 2046. Net proceeds were $493.1 million. We used a portion of these proceeds to purchase $70.2 million of principal on our 7.35% unsecured senior notes due 2034 and $108.8 million of principal on our 7.125% unsecured senior notes due 2019 through a tender offer at a total purchase price of $95.0 million and $126.4 million, respectively. We also expect to use the proceeds from this issuance to retire our 7.20% unsecured senior notes, when they come due April 14, 2017 ($90.6 million aggregate principal amount of those notes was outstanding at December 31, 2016), and the remainder for general corporate purposes.

In connection with the tender offer and purchase, we recognized a loss on early extinguishment of debt of $44.1 million during 2016. Replacing this debt with our 5.0% unsecured senior notes due April 5, 2046 extended the average term of our unsecured senior notes at a more favorable interest rate.

Income Taxes

Income tax expense for 2016 was 27% of our income before income taxes compared to 21% in 2015. Our effective tax rate in 2016 differs from the statutory rate of 35% primarily as a result of tax-exempt investment income and credits for foreign taxes paid. The increase in the effective tax rate in 2016 compared to 2015 was primarily due to lower foreign tax credits in 2016. Our recognition of foreign tax credits favorably impacted our effective tax rates by 2% in 2016 and 8% in 2015. Foreign tax credits of the magnitude recognized in 2015 are not expected in future periods.

Financial Condition

Invested assets were $19.1 billion at December 31, 2016 compared to $18.2 billion at December 31, 2015. Equity securities were $4.7 billion, or 25% of invested assets, at December 31, 2016 compared to $4.1 billion, or 22% of invested assets, at December 31, 2015. Net unrealized gains on investments, net of taxes, were $1.7 billion at December 31, 2016 compared to $1.5 billion at December 31, 2015. At December 31, 2016, we held securities with gross unrealized losses of $100.0 million, or less than 1% of invested assets. During 2016, we increased our holdings of short-term investments, equity securities and fixed maturities and reduced our holdings of cash and cash equivalents. At December 31, 2016, short-term investments, cash and cash equivalents and restricted cash represented 23% of our invested assets compared to 26% at December 31, 2015. Fixed maturities represented 52% of our invested assets, at both December 31, 2016 and December 31, 2015.

At December 31, 2016, our holding company had $2.5 billion of invested assets compared to $1.6 billion of invested assets at December 31, 2015. The increase in holding company invested assets is primarily due to dividends received from our subsidiaries, net proceeds from our net issuance of long-term debt and proceeds from the repayment of intercompany notes.

Net cash provided by operating activities was $534.6 million in 2016 compared to $651.2 million in 2015. The decrease in net cash provided by operating activities was due in part to higher claims payments in the U.S. Insurance segment, in particular on our professional liability lines of business, as well as higher payments for employee profit sharing in 2016 compared to 2015. Net cash provided by operating activities in 2016 was net of a $51.9 million payment made in connection with a commutation that was completed during the period. Cash flows in 2016 also included payments totaling $47.0 million to settle contingent purchase consideration obligations, of which $32.9 million was included in operating activities. Net cash provided by operating activities in 2015 was net of cash payments totaling $156.4 million made in connection with two retroactive reinsurance transactions completed in 2015, in which we ceded two portfolios of policies comprised of liabilities arising from A&E exposures to a third party.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Risk Factors" and "Safe Harbor and Cautionary Statement" in our 2015 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•
our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends, including demand and pricing in the insurance and reinsurance markets;

•	actions by competitors, including the application of new or "disruptive" technologies or business models and consolidation, and the effect of competition on market trends and pricing;

•
we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•
the frequency and severity of man-made and natural catastrophes (including earthquakes and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;

•
emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;

•
reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•
changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•	the failure or inadequacy of any loss limitation methods we employ;

•	changes in the availability, costs and quality of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business;

•	industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes can affect the ability or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•
general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;

•
economic conditions, actual or potential defaults in municipal bonds or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed income and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility;

•	economic conditions may adversely affect our access to capital and credit markets;

•	the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;

•
the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;

•	the impacts that health epidemics and pandemics may have on our business operations and claims activity;

•	the impact on our businesses of the repeal, in part or in whole, or modification of U.S. health care reform legislation and regulations;

•	changes in U.S. tax laws or in the tax laws of other jurisdictions in which we operate;

•
we are dependent upon operational effectiveness and security of our enterprise information technology systems and those maintained by third parties; if one or more of those systems fail or suffer a security breach, our businesses or reputation could be adversely impacted;

•	our acquisition of insurance and non-insurance businesses may increase our operational and control risks for a period of time;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;

•	any determination requiring the write-off of a significant portion of our goodwill and intangible assets;

•	the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;

•	our expanding international operations expose us to increased investment, political and economic risks, including foreign currency exchange rate and credit risk;

•	the vote by the United Kingdom to leave the European Union, which could have adverse consequences for our businesses, particularly our London-based international insurance operations;

•	our ability to raise third party capital for existing or new investment vehicles and risks related to our management of third party capital;

•	the effectiveness of our procedures for compliance with existing and ever increasing guidelines, policies and legal and regulatory standards, rules, laws and regulations;

•
the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than those applicable to non-U.S. companies and their affiliates;

•
a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing market; and volatility in commodity prices and interest and foreign currency exchange rates; and

•	adverse changes in our assigned financial strength or debt ratings could adversely impact our ability to attract and retain business or obtain capital.

Our premium volume, underwriting and investment results and results from our non-insurance operations have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.
Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 9, 2017, beginning at 9:30 a.m. (Eastern Time). Any person interested in listening to the call should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation's web site, www.markelcorp.com. A replay of the call will also be available on this web site from approximately two hours after the conclusion of the call until Monday, February 20, 2017.

* * * * * * * *

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income (Loss)

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2016	2015	2016	2015
OPERATING REVENUES
Earned premiums	$983,081	$958,650	$3,865,870	$3,823,532
Net investment income	93,793	82,692	373,230	353,213
Net realized investment gains (losses):
Other-than-temporary impairment losses	(6,275)	(21,108)	(18,355)	(44,481)
Net realized investment gains, excluding other-than-temporary impairment losses	5,586	130,619	83,502	150,961
Net realized investment gains (losses)	(689)	109,511	65,147	106,480
Other revenues	352,440	269,607	1,307,779	1,086,758
Total Operating Revenues	1,428,625	1,420,460	5,612,026	5,369,983
OPERATING EXPENSES
Losses and loss adjustment expenses	485,819	470,819	2,050,744	1,938,745
Underwriting, acquisition and insurance expenses	385,801	369,124	1,498,590	1,455,080
Amortization of intangible assets	17,059	18,444	68,533	68,947
Other expenses	327,528	282,819	1,190,243	1,046,805
Total Operating Expenses	1,216,207	1,141,206	4,808,110	4,509,577
Operating Income	212,418	279,254	803,916	860,406
Interest expense	32,206	29,637	129,896	118,301
Loss on early extinguishment of debt	—	—	44,100	—
Income Before Income Taxes	180,212	249,617	629,920	742,105
Income tax expense	47,509	51,344	169,477	152,963
Net Income	132,703	198,273	460,443	589,142
Net income (loss) attributable to noncontrolling interests	(23)	381	4,754	6,370
Net Income to Shareholders	$132,726	$197,892	$455,689	$582,772

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains on investments, net of taxes:
Net holding gains (losses) arising during the period	$(135,733)	$18,216	$275,661	$(240,170)
Change in unrealized other-than-temporary impairment losses on fixed maturities arising during the period	75	49	35	160
Reclassification adjustments for net gains included in net income	(220)	(72,445)	(33,528)	(80,482)
Change in net unrealized gains on investments, net of taxes	(135,878)	(54,180)	242,168	(320,492)
Change in foreign currency translation adjustments, net of taxes	(5,563)	(6,995)	(11,704)	(29,278)
Change in net actuarial pension loss, net of taxes	(20,347)	(1,759)	(19,100)	(352)
Total Other Comprehensive Income (Loss)	(161,788)	(62,934)	211,364	(350,122)
Comprehensive Income (Loss)	(29,085)	135,339	671,807	239,020
Comprehensive income (loss) attributable to noncontrolling interests	(35)	355	4,760	6,297
Comprehensive Income (Loss) to Shareholders	$(29,050)	$134,984	$667,047	$232,723

NET INCOME PER SHARE
Basic	$9.14	$14.23	$31.41	$41.99
Diluted	$9.11	$14.14	$31.27	$41.74

Selected Data			December 31,
(dollars and shares in thousands, except per share data)			2016	2015
Total investments, cash and cash equivalents and restricted cash and cash equivalents			$19,058,666	$18,181,345
Reinsurance recoverable on paid and unpaid losses			2,071,837	2,066,788
Goodwill			1,142,248	1,167,844
Intangible assets			722,542	792,372
Total assets			25,875,299	24,939,115
Unpaid losses and loss adjustment expenses			10,115,662	10,251,953
Unearned premiums			2,263,838	2,166,105
Senior long-term debt and other debt			2,574,529	2,239,271
Total shareholders' equity			8,460,927	7,834,150
Book value per common share outstanding			$606.30	$561.23
Common shares outstanding			13,955	13,959

Markel Corporation and Subsidiaries
Supplemental Financial Information
For the Quarters and Years Ended December 31, 2016 and 2015

Underwriting Segment Gross Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015
U.S. Insurance	$634,812	$613,952	$2,635,266	$2,504,096
International Insurance	240,737	252,904	1,119,815	1,164,866
Reinsurance	121,017	89,698	1,041,055	965,374
Other Insurance (Discontinued Lines)	(6)	(265)	509	(1,424)
Consolidated	$996,560	$956,289	$4,796,645	$4,632,912

Underwriting Segment Net Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015
U.S. Insurance	$542,970	$519,398	$2,237,163	$2,106,490
International Insurance	183,803	187,954	864,494	888,214
Reinsurance	112,278	88,256	898,728	824,324
Other Insurance (Discontinued Lines)	80	727	635	265
Consolidated	$839,131	$796,335	$4,001,020	$3,819,293

Underwriting Segment Net Earned Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015
U.S. Insurance	$560,744	$535,597	$2,175,332	$2,105,212
International Insurance	216,147	224,490	853,512	879,426
Reinsurance	206,113	197,824	836,264	838,543
Other Insurance (Discontinued Lines)	77	739	762	351
Consolidated	$983,081	$958,650	$3,865,870	$3,823,532

Underwriting Segment Combined Ratios
	Quarters Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
U.S. Insurance	88%	87%	93%	89%
International Insurance	92%	83%	94%	86%
Reinsurance	87%	83%	87%	90%
Consolidated	89%	88%	92%	89%

Components of Consolidated Operating Income
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015
U.S. Insurance Segment Profit (1)	$57,718	$69,270	$144,481	$237,597
International Insurance Segment Profit (1)	17,248	37,513	47,053	127,774
Reinsurance Segment Profit (1)	26,726	31,814	106,835	85,454
Other Insurance (Discontinued Lines) Segment Loss (1)	(7,600)	(35,263)	(14,862)	(48,882)
Investing Segment Profit	93,104	192,203	438,377	459,693
Other Revenues (Non-Insurance)	348,064	269,745	1,293,185	1,074,427
Other Expenses (Non-Insurance)	(305,783)	(267,584)	(1,142,620)	(1,006,710)
Amortization of Intangible Assets	(17,059)	(18,444)	(68,533)	(68,947)
Consolidated Operating Income	$212,418	$279,254	$803,916	$860,406

(1)	Segment profit (loss) for our underwriting segments includes underwriting profit (loss) as well as other revenues and other expenses from our insurance operations.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2016 and 2015

Other Revenues
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015
Other Revenues (Insurance)
Managing general agent operations	$3,892	$159	$12,703	$10,202
Life and annuity	484	248	1,891	617
Other	—	(545)	—	1,512
Insurance Other Revenues	4,376	(138)	14,594	12,331
Other Revenues (Non-Insurance)
Markel Ventures: Manufacturing	194,993	187,842	784,745	755,802
Markel Ventures: Non-Manufacturing	113,841	75,523	429,704	291,714
Investment management	33,635	—	56,455	—
Other	5,595	6,380	22,281	26,911
Non-Insurance Other Revenues	348,064	269,745	1,293,185	1,074,427
Consolidated Other Revenues	$352,440	$269,607	$1,307,779	$1,086,758

Other Expenses
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015
Other Expenses (Insurance)
Managing general agent operations	$14,673	$2,369	$21,119	$9,619
Life and annuity	7,072	11,447	26,504	29,057
Other	—	1,419	—	1,419
Insurance Other Expenses	21,745	15,235	47,623	40,095
Other Expenses (Non-Insurance)
Markel Ventures: Manufacturing	184,432	163,967	675,620	677,054
Markel Ventures: Non-Manufacturing	100,676	91,057	396,323	301,004
Investment management	15,039	—	46,190	—
Other	5,636	12,560	24,487	28,652
Non-Insurance Other Expenses	305,783	267,584	1,142,620	1,006,710
Consolidated Other Expenses	$327,528	$282,819	$1,190,243	$1,046,805

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2016 and 2015

Reconciliation of Non-GAAP Financial Measure
The following table reconciles consolidated net income to shareholders, to earnings before interest, income taxes, depreciation and amortization (EBITDA) of Markel Ventures, net of noncontrolling interests.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015
Net income to shareholders	$132,726	$197,892	$455,689	$582,772
Income before income taxes from other Markel operations	(167,183)	(251,270)	(532,989)	(714,067)
Income tax expense from other Markel operations	41,109	50,051	133,472	142,322
Markel Ventures net income (loss) to shareholders	6,652	(3,327)	56,172	11,027
Interest expense	3,290	3,015	14,900	13,287
Income tax expense	6,071	1,371	34,502	10,710
Depreciation expense	8,684	7,521	32,759	30,478
Amortization of intangible assets	6,590	6,427	26,796	25,776
Markel Ventures EBITDA - Total	$31,287	$15,007	$165,129	$91,278

Markel Ventures EBITDA - Manufacturing	$15,393	$26,318	$120,993	$88,822
Markel Ventures EBITDA - Non-Manufacturing	15,894	(11,311)	44,136	2,456
Markel Ventures EBITDA - Total	$31,287	$15,007	$165,129	$91,278

Interest expense for the quarters ended December 31, 2016 and 2015 includes intercompany interest expense of $2.3 million and $2.2 million, respectively. Interest expense for the years ended December 31, 2016 and 2015 includes intercompany interest expense of $9.7 million and $9.4 million, respectively.

Markel Ventures EBITDA is a non-GAAP financial measure. Markel Ventures EBITDA reflects income attributable to our ownership interest in Markel Ventures before interest, income taxes, depreciation and amortization. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including revenues and net income, to monitor and evaluate the performance of our Markel Ventures operations. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates, levels of depreciation and amortization resulting from purchase accounting.

Net Income per Share
Net income per share was determined by dividing adjusted net income to shareholders by the applicable weighted average shares outstanding. Diluted net income per share is computed by dividing adjusted net income to shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the year.

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015
Net income to shareholders	$132,726	$197,892	$455,689	$582,772
Adjustment of redeemable noncontrolling interests	(4,563)	1,053	(15,472)	4,144
Adjusted net income to shareholders	$128,163	$198,945	$440,217	$586,916

Basic common shares outstanding	14,015	13,984	14,013	13,978
Dilutive potential common shares from conversion of options	2	7	4	9
Dilutive potential common shares from conversion of restricted stock	55	81	61	74
Diluted shares outstanding	14,072	14,072	14,078	14,061
Basic net income per share	$9.14	$14.23	$31.41	$41.99
Diluted net income per share	$9.11	$14.14	$31.27	$41.74